Greenlane Accelerates Acquisition Strategy and Achieves Second Consecutive Quarter of Record Greenlane Brands Revenue in Q1 2021
A strong start to 2021 with the pending transformational merger with KushCo and acquisition of Eyce
Greenlane Brand sales sets back-to-back quarterly sales records now accounting for 25% of total revenue for Q1 2021 and, core revenue grows to 95% of total revenue.

BOCA RATON, Fla., May 18, 2021 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today reported financial results for the first quarter ended March 31, 2021. Note, for the highlights below, core revenue is defined as all non-nicotine revenue and Greenlane Brand revenue is inclusive of Eyce figures since acquisition.

First Quarter 2021 (“Q1 2021”) Highlights
•Greenlane Brands registered back-to-back record quarterly sales records, growing 9.4% from Q4 2020 to a to a now record of $8.5 million for Q1 2021; corresponding to a 18.4% growth over the $7.2 million sales for Q1 2020;
▪VIBES performed exceptionally well during the quarter and achieved a quarterly sales revenue record of $2.7 million, a 72.8%, increase for Q1 2021 compared to Q1 2020;
▪As of Q1 2021 Greenlane Brands accounted for 25.1% of total revenue compared with 21.3% of total revenue for Q1 2020;
•Q1 2021 core revenue (defined as non-nicotine revenue) grew 11.6% to $32.3 million, compared to $28.9 million in Q1 2020;
•Total revenue increased 0.4% to $34.0 million for Q1 2021, compared to $33.9 million for Q1 2020;
•Gross profit and gross margin were flat at $7.3 million and 21.5% respectively; excluding for the impacts of damaged and obsolete inventory, gross margin would improve to 24.1%, up 260 basis points;
•Acquired Eyce, the world’s leading brand of silicone smoking products; and
•Announced definitive merger agreement between Greenlane and KushCo Holdings, Inc. (“KushCo”) which will establish the leading ancillary cannabis company and house of brands.

Management Commentary

“Our first quarter 2021 results demonstrate our continued forward momentum on the heels of a successful 2020,” said Aaron LoCascio, Greenlane’s Chairman and Chief Executive Officer. “This quarter saw significant progress on the execution of one of our key growth strategies, with the acquisition of Eyce, further adding to our portfolio of premium owned brands and the announcement of our impending transformative merger with KushCo. During the quarter we also saw further proof our strategy to focus on growing our portfolio of owned brands is delivering significant results as we transition away from lower-margin revenue categories, with our Greenlane Brands accounting for a quarter of our revenue in the first quarter of 2021. The continued improvement in revenue mix backed by our robust pipeline of potential acquisitions and continued organic growth, combined with our pending merger with KushCo we believe will strongly position us as the leader in the cannabis ancillary space as we drive further revenue growth and profitability improvements in 2021, and continue to build value for both shareholders and customers.”

Financial Summary

	Quarter Ended March 31,		%
	2021	2020	Change
Net Sales	$34,009	$33,868	0.4%
Core (non-nicotine) Sales	$32,291	$28,928	11.6%
% of Net Sales	94.9%	85.4%
Greenlane Branded Sales	$8,525	$7,201	18.4%
% of Net Sales	25.1%	21.3%
Non-Greenlane Brands	$23,766	$21,727	9.4%
% of Net Sales	69.9%	64.2%
Non-Core Sales	$1,718	$4,940	(65.2)%
% of Net Sales	5.1%	14.6%
Cost of Sales	$26,696	$26,539	0.6%
Gross Profit	$7,313	$7,329	(0.2)%
Gross Margin	21.5%	21.6%
Salaries, Benefits & Payroll Taxes	$6,370	$6,614	(3.7)%
% of Net Sales	18.7%	19.5%
General and Administrative	$8,339	$8,659	(3.7)%
% of Net Sales	24.5%	25.6%
Net Loss	$(7,714)	$(16,739)	(53.9)%
Adjusted Net Loss	$(5,519)	$(6,080)	(9.2)%
Adjusted EBITDA	$(5,201)	$(6,281)	(17.2)%
Cash	$12,309	$30,435	(59.6)%

Net sales were $34.0 million in Q1 2021, compared to $33.9 million in Q1 2020, an increase of $0.1 million, or 0.4%. Net sales in Q1 2021 were significantly less reliant on nicotine revenue, as the Company continues to focus on core (non-nicotine) sales and higher-margin products, including Greenlane Brands.

Gross profit was $7.3 million, or 21.5% of net sales in Q1 2021, compared to $7.3 million, or 21.6% of net sales in Q1 2020. While merchandise margin increased by 4.9% and resulted in a $1.7 million or 19.0% increase in merchandise gross profit, the improvements were largely negated by a $0.9 million increase in damaged and obsolete inventory write-offs and a $0.5 million increase in third-party profit sharing contract fees.

Cash totaled $12.3 million as of March 31, 2021, a decrease from approximately $30.4 million as of December 31, 2020, due in large part to payments to vendors decreasing our accounts payable by $10.2 million over the period, payments to European tax authorities totaling $2.7 million and $2.4 million in cash paid as partial consideration for the acquisition of Eyce. As of March 31, 2021, working capital was $43.0 million, compared to working capital of $58.2 million as of December 31, 2020. Additionally, we received a refund from the Dutch tax authorities of approximately $4.1 million in April 2021.

	Quarter Ended March 31,		%
	2021	2020	Change
United States - Net Sales	$28,667	$27,130	5.7%
Core Revenue	$27,727	$24,560	12.9%
Non-Core Revenue	$940	$2,570	(63.4)%

Canada - Net Sales	$2,561	$4,405	(41.9)%
Core Revenue	$1,784	$2,044	(12.7)%
Non-Core Revenue	$777	$2,361	(67.1)%

Europe - Net Sales	$2,781	$2,333	19.2%
Core Revenue	$2,781	$2,333	19.2%
Non-Core Revenue	$—	$—	n.a.

Net sales for our United States reporting segment increased $1.5 million, or 5.7% in Q1 2021, to $28.7 million, compared to approximately $27.1 million in the same period in 2020. Net Sales for our Canadian reporting segment decreased to approximately $2.6 million for Q1 2021 compared to approximately $4.4 million in the same period in 2020, primarily due to a decrease of $1.6 million in non-core revenue sales as a result of the Company’s strategic shift away from low-margin nicotine sales. Net sales for our European reporting segment increased to $2.8 million for Q1 2021, compared to $2.3 million in the same period of 2020, primarily due to the establishment of third-party website sales, which resulted in $0.4 million of additional net sales and a $0.2 million growth in B2B sales, which offset a $0.2 million decrease in retail store sales impacted by COVID-19 restrictions during the quarter.

Conference Call Information

Greenlane will host a conference call Tuesday, May 18th, 2021, to discuss these results. Aaron LoCascio, Chief Executive Officer, will host the call starting at 8:30 a.m. Eastern Time.

Date:	Tuesday, May 18th, 2021
Time:	8:30 a.m. Eastern Time
Dial-In Number:	(833) 519-1285
Conference ID:	3068055
Webcast:	Click here to access
Replay:	(855) 859-2056 or (404) 537-3406
Available until 11:30 PM Eastern Time on June 1st, 2021
About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (NASDAQ: GNLN) is a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products to smoke shops, dispensaries, and specialty retail stores, as well as direct to consumer through its online e-commerce platforms, Vapor.com, Higherstandards.com, Aerospaced.com, Harringglass.com, Eycemolds.com, Canada.Vapor.com, Azarius.net, Vaposhop.com, and recently-acquired Puffitup.com. Founded in 2005, Greenlane serves more than 7,000 retail locations and has over 250 employees with operations in United States, Canada, and Europe. With a strong global footprint, Greenlane has been the partner of choice for many of the industry’s leading brands, who chose to leverage its strong distribution platform, unparalleled customer service, and highly efficient operations and logistics to accelerate their growth. Greenlane’s curated portfolio of owned brands includes EYCE, packaging innovator Pollen Gear™, VIBES™ rolling papers, Marley Natural™ Accessories; K.Haring Glass Collection, Aerospaced grinders, and Higher Standards which offers both an upscale product line as well as an innovative retail experiences with flagship stores located in Chelsea Market, New York and Malibu, California.

For additional information, please visit: https://gnln.com/.

Use of Non-GAAP Financial Measures
Greenlane discloses Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP performance measures, because management believes these metrics assist investors and analysts in assessing our overall operating performance and evaluating how well we are executing our business strategies. You should not consider Adjusted Net Loss or Adjusted EBITDA as alternatives to net loss, as determined in accordance with U.S. GAAP, as indicators of our operating performance. Adjusted Net Loss and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;
•Adjusted EBITDA does not include interest expense, which has been a necessary element of our costs, and income tax payments we may be required to make;
•Adjusted EBITDA and Adjusted Net Loss do not reflect equity-based compensation;
•Adjusted EBITDA and Adjusted Net Loss do not reflect transaction and other costs which are generally incremental costs that result from contemplated or completed transaction;
•Adjusted EBITDA and Adjusted Net Loss do not reflect other one-time expenses and income, including consulting costs related to the implementation of our ERP system and the reversal of an allowance against indemnification receivables associated with the EU VAT liability.
•Other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because Adjusted Net Loss and Adjusted EBITDA do not account for these items, these measures have material limitations as indicators of operating performance. Accordingly, management does not view Adjusted Net Loss or Adjusted EBITDA in isolation or as substitutes for measures calculated in accordance with U.S. GAAP.

For more information on Greenlane's non-GAAP financial measures and a reconciliation of GAAP to non-GAAP financial measures, please see the "Reconciliation of GAAP to Non-GAAP Financial Measures" table in this press release.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others: comments relating to the current and future performance of the Company’s business; the pending merger with KushCo; the Company’s strategies; the impacts of acquisitions and other similar transactions; growth in demand for the Company’s products; growth in the market for cannabis and nicotine; the Company’s marketing and commercialization efforts; and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and the Company's other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information is also set forth in Greenlane's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Media Contact
MATTIO Communications
Greenlane@mattio.com

Investor Contact
Rob Kelly
Investor Relations, MATTIO Communications
Greenlane@mattio.com
1-416-992-4539

GREENLANE HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

The reconciliation of our Net Loss to Adjusted Net Loss for each of the periods indicated is as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	(7,714)	(16,739)
EU VAT indemnification allowance adjustment [1]	(621)	—
Initial consulting costs related to ERP system implementation [3]	301	64
Restructuring expenses [4]	247	108
Equity-based compensation expense	529	270
Due diligence costs related to acquisition target [5]	—	1,221
Legal and professional fees related to M&A transactions [6]	1739	—
Goodwill impairment charge [7]	—	8,996
Adjusted net loss	$(5,519)	$(6,080)

The reconciliation of our Net Loss to Adjusted EBITDA for each of the periods indicated is as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	(7,714)	(16,739)
EU VAT indemnification allowance adjustment [1]	(621)	—
Other (expense) income, net [2]	(324)	(940)
Provision for (benefit from) income taxes	(18)	(81)
Interest expense	116	110
Initial consulting costs related to ERP system implementation [3]	301	64
Restructuring expenses [4]	247	108
Equity-based compensation expense	529	270
Depreciation and amortization	544	710
Due diligence costs related to acquisition target [5]	—	1,221
Legal and professional fees related to M&A transactions [6]	1739	—
Goodwill impairment charge [7]	—	8,996
Adjusted EBITDA	$(5,201)	$(6,281)

(1)Adjustment to reserve allowance for indemnification receivable from ARI's sellers primarily due to seizure of seller bank accounts indicating recoverability of receivable.
(2)Includes rental and interest income and other miscellaneous income.
(3)Includes non-recurring expenses related to the initial project design for our planned ERP system implementation.
(4)Severance related to European reduction in force related and one-time termination fee for Visalia lease.
(5)Non-recurring due diligence costs attributable to acquisition target.
(6)Non-recurring legal and other professional fees relating to the Eyce acquisition and KushCo merger.
(7)Impairment expense recognized on our United States reporting unit's goodwill.